Exhibit 15.1



            July 21, 1998



            Freeport-McMoRan Copper & Gold Inc.
            1615 Poydras St.
            New Orleans, LA  70112


            Gentlemen,

            We are aware that Freeport-McMoRan Copper & Gold Inc. has incorporated by reference in its Registration Statements (File Nos. 33-63271, 33-63269, 33-63267, 33-45787, 33-52503,
            33-63376, and 333-02699) its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated July 21, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the
            Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


            Very truly yours,


            /s/ Arthur Andersen LLP